Exhibit 99.2

Sent via electronic delivery

January 12, 2023

Frank Cesario

CEO

Yunhong CTI Ltd.

22160 North Pepper Road

Barrington, IL 60010

RE:	Yunhong CTI Ltd. (Symbol: CTIB)
Nasdaq Listing Qualifications Hearings
Docket No. NQ 6525C-22

Dear Mr. Cesario:

The Nasdaq Hearings Panel (“Panel”) grants the request of Yunhong CTI Ltd. (the “Company”) to continue its listing on The Nasdaq Stock Market (“Nasdaq” or the “Exchange”), subject to the conditions discussed in this letter.

Company Background and Financial Information. According to its public disclosures, the Company develops film products for commercial and industrial uses. Its principal line includes novelty products consisting principally of foil and latex balloons and other inflatable toy items, and flexible films for food and other commercial and packaging applications. The Company’s Form 10-Q for the fiscal quarter ended September 30, 2022,1 reported total assets of $16,314,000 and stockholders’ equity of $2,815,000. For the period ended September 30, 2022, the Company reported revenue in the amount of $12,478,000 and negative net income from continuing operations of $1,389,000. As of September 30, 2022, the Company reported 16,059,091 shares of common stock outstanding, with approximately 5,479,025 publicly held shares. The closing bid price for the Company’s common stock on December 21, 2022, was $1.03 per share; consequently, the market values for the Company’s total listed securities and publicly held shares were $16,540,864 and $5,643,396, respectively.

Procedural History. On May 26, 2022, Nasdaq Listing Qualifications staff (“Staff”) notified the Company that it no longer complied with the minimum bid price requirement under Listing Rule 5550(a)(2). In accordance with Listing Rule 5810(c)(3)(A), the Company was provided 180 calendar days, or until November 22, 2022, to regain compliance with Listing Rule 5550(a)(2). On November 23, 2022, Staff notified the Company that it had determined to delist the Company as it did not comply with the requirements for continued listing on the Exchange. On November 30, 2022, the Company requested a hearing, which was held on January 5, 2023.

Listing Standards at Issue. The Company is in violation of the bid price requirement of Nasdaq Listing Rule 5550(a)(2) (the “Bid Price Rule”).

Factual Background.

The Panel considered the entire record, which is incorporated by reference into this decision. Relevant documents include the Company’s submissions, the memorandum prepared by Staff, and the Company’s public filings.

The Company was represented by its CEO and outside counsel. The CEO began the hearing by advising the Panel that the Company was committed to resolving the bid price issue and maintaining its Nasdaq listing. Accordingly, it had already obtained approval from the Board of Directors to complete a reverse split. The Company had yet to obtain shareholder approval for the reverse split, but the CEO was confident that would not prove to be challenging as a large percentage of the Company’s shareholders are insiders. The Company anticipates the entire process of obtaining shareholder approval and implementing the reverse split taking approximately 90 days.

Both the Company and the Panel noted that the closing bid price for the Company’s shares had exceeded $1 for the previous thirteen consecutive trading sessions. In response to inquiries from the Panel, the Company’s CEO acknowledged that while willing to proceed with a reverse split, the Company would prefer to avoid that outcome if possible. To that end, the Company would refrain from completing the reverse split if the Panel were to find the Company in compliance. The CEO also acknowledged that the Company had recently ended its relationship with its auditing firm and as a result, the recently filed financial audits would have to be reviewed by their new independent auditor once one was retained. Accordingly, that most recent financial audit does not in fact meet SEC requirements.

Panel Analysis and Conclusions. Based on the information presented, the Panel will find the Company in compliance with the bid price rule if the Company’s closing bid price remains above $1 for twenty consecutive sessions. The Company has advised the Panel that it is committed to maintaining its Exchange listing and as a result has committed to completing the reverse split if necessary. While it was working towards this goal however, the closing bid price increased organically above the $1 mark. Since it has remained above that value for more than 10 consecutive trading sessions, the Panel could find the Company in compliance. However, in light of the Company’s history of bid price compliance issues, the Panel will require the bid price to remain above $1 for twenty consecutive sessions before it will find the Company in compliance. The Panel derives this authority from Listing Rule 5815(c)(4).

Likewise, while the Panel anticipates the Company regaining compliance in the near future, it has reservations as to its ability to maintain compliance on a long-term basis. This is due to the history of bid price deficiencies noted above as well as the current challenges around retaining a new independent auditing firm. To that end, the Panel will consider imposing a Panel Monitor, pursuant to Listing Rule 5815(d)(4)(A), once the Panel finds the Company in compliance per the twenty-day condition described above.

Accordingly, if the Company maintains a closing bid price at or above $1 for each consecutive trading session until the close of trading on January 17, 2023, the Panel will find the Company in compliance with Listing Rule 5550(a)(2).

The Panel advises the Company that during the exception period the Company must provide prompt notification of any significant events that may affect its compliance with Nasdaq initial listing requirements. This includes, but is not limited to, any event that may call into question the Company’s ability to meet the terms of the exception granted.

In addition, any compliance document will be subject to review by the Panel, which may, in its discretion, request additional information before determining that the Company has complied with the terms of the exception. The Company should assess its disclosure obligations with respect to the materiality of the Panel’s decision and determine what public disclosures of the decision and its terms are appropriate.

The Company may request that the Nasdaq Listing and Hearing Review Council review this decision. A written request for review must be received within 15 days from the date of this decision and should be sent by e-mail to the Office of Appeals and Review at appeals@nasdaq.com. Pursuant to Nasdaq Listing Rule 5820(a), the Company must submit a fee of $10,000.00 to The Nasdaq Stock Market LLC to cover the cost of the review. Instructions for submitting the fee are on the enclosed Appeals Payment Form. Please include evidence of this payment with the e-mailed request for review by attaching a PDF copy of the wire instructions or check.

The Company should be aware that the Nasdaq Listing and Hearing Review Council may, on its own motion, determine to review any Panel decision within 45 calendar days after issuance of the written decision. If the Listing Council determines to review this decision, it may affirm, modify, reverse, dismiss or remand the decision to the Panel. The Company will be immediately notified in the event the Listing Council determines that this matter will be called for review.

Should you have any questions, please do not hesitate to contact me at (202) 912-3058.

Sincerely,

/s/ Aravind Menon

Aravind Menon

Hearings Advisor

Nasdaq Office of General Counsel